Filed Pursuant to Rule 433

Registration No. 333-233593

Issuer Free Writing Prospectus dated March 3, 2021

Relating to Preliminary Prospectus Supplement dated March 3, 2021

Agilent Technologies, Inc.

Pricing Term Sheet

2.300% Senior Notes due 2031

Issuer:	Agilent Technologies, Inc.

Principal Amount:	$850,000,000

Security Type:	Senior Notes

Maturity Date:	March 12, 2031

Coupon:	2.300%

Price to Public:	99.822% of the principal amount

Yield to Maturity:	2.320%

Spread to Benchmark Treasury:	+85 basis points

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price / Yield:	96-26 / 1.470%

Interest Payment Dates:	March 12 and September 12, commencing September 12, 2021

Make-Whole Call:	Prior to December 12, 2030, the greater of par and redemption price at Treasury +15 basis points

Par Call:	On or after December 12, 2030

Trade Date:	March 3, 2021

Settlement Date*:	March 12, 2021 (T+7)

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	00846U AN1 / US00846UAN19

Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. MUFG Securities Americas Inc.

Co-Managers:	Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. Penserra Securities LLC

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC at 1-212-834-4533.

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